Exhibit 10.21

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of August 1, 2006, between Arch Insurance Group Inc., a Delaware corporation (the “Company”), and Mark D. Lyons (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Companies or their Subsidiaries; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (f) the Executive’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; or (g) the material breach by the Executive of any of the covenants contained in this Agreement.

“Companies” means the Company and Parent.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Companies or their Subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Companies.

“Date of Termination” has the meaning set forth in Section 5.06.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent, (a) the material diminution of any material duties or responsibilities of the Executive without the same being corrected within ten (10) days after being given written notice thereof; (b) a material reduction in the Executive’s Base Salary; or (c) the Company giving written notice pursuant to Section 5.01 of its intention not to extend the Employment Period.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.05.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Parent” means Arch Capital Group Ltd., a Bermuda company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer and the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of the business of the Company.  During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Companies or their Subsidiaries, whether for compensation or otherwise, without prior written consent of the Company.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. During the Employment Period, the Executive’s base salary will be $500,000 per annum (the “Base Salary”). The Base Salary will be payable bi-monthly on the 15th and last working day of each month in arrears. Annually during the Employment Period the Board of Directors of the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Company, in its discretion, the Executive’s Base Salary may be increased.

SECTION 4.02. Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board of Directors of the Company; provided, however, that the Executive’s target annual bonus will be 100% of his Base Salary.

SECTION 4.03. Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)           such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)           a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period; and

(c)           benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

In addition, during the Employment Period, the Company shall reimburse the Executive for reasonable housing costs in the New York Metropolitan area, subject to the Company’s requirements with respect to reporting and documenting expenses.

SECTION 4.04. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The Employment Period will terminate on July 31, 2009; provided that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, (b) the Employment Period may be terminated by the Company for any reason prior to such date, and (c) the Employment Period may be terminated by the Executive at any time prior to such date, if such termination shall be for Good Reason. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following the original term until either the Company or the Executive, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice of their intention not to renew the Agreement.

SECTION 5.02. Unjustified Termination. Except as otherwise provided in Section 5.03, if the Employment Period shall be terminated prior to the expiration of the original term (or the extension of the Employment Period pursuant to Section 5.01) by the Executive for Good Reason or by the Company not for Cause (collectively, an “Unjustified Termination”) (it being understood that a termination (a) for Cause, (b) as a result of the Executive’s resignation or leaving his employment other than for Good Reason, or (c) as a result of the death or Permanent Disability of the Executive shall not constitute an Unjustified Termination), the Executive shall be paid solely (except as provided in Section 5.04 below) the amount of his Base Salary, provided the Executive shall be entitled to such payments only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into and not revoked a general release of claims reasonably satisfactory to the Company. Such amounts will be payable in equal monthly installments for a period of twelve (12) months commencing on the first month following the Date of Termination. In addition, promptly following an Unjustified Termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such Unjustified Termination.

SECTION 5.03. Justified Termination. If the Employment Period shall be terminated prior to the expiration of the original term (or the extension of the Employment Period pursuant to Section 5.01) (a) for Cause, (b) as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, (c) as a result of the death or Permanent Disability of the Executive, or (d) as a result of the Executive’s provision of written notice not to extend the Employment Period under Section 5.01 (collectively, a “Justified Termination”), the Executive shall be entitled to receive solely (except as provided in Section 5.04 below) his Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such Justified Termination.

SECTION 5.04. Benefits. Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or otherwise, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination. Notwithstanding the foregoing, if such Justified Termination is a result of a Permanent Disability or if the Employment Period is terminated as a result of an Unjustified Termination, the Executive shall continue to receive his major medical insurance coverage benefits from the Company’s plan in effect at the time of such termination for a period of twelve (12) months after the Date of Termination.  To the extent permitted by the then applicable plan document, the Executive’s 18-month COBRA eligibility period will commence after such 12-month period.

SECTION 5.05. Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.06. Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated for Good Reason, the date specified in the Notice of Termination, and (c) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination (but in no event earlier than the date of the Notice of Termination).

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01. Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Companies as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Companies and hereby assigns all right title and interest in and to such Intellectual Property to the Companies. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Companies will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Companies to protect the Companies’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01. Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Companies all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or

Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Companies.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01. Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Companies, their Subsidiaries and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Companies. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending two (2) years after the Date of Termination (if such termination is for Cause or as a result of the Executive’s resignation or leaving employment not for Good Reason) (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Companies or their Subsidiaries as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Companies or their Subsidiaries engage or plan to engage in such businesses. Notwithstanding the foregoing, the Noncompetition Period shall be twelve (12) months following the Date of Termination if such termination is by the Company without Cause, by the Executive for Good Reason or due to the Executive giving written notice pursuant to Section 5.01 of his intention not to extend the Employment Period; provided however, that in such circumstances, the Noncompetition Period may be extended up to a period of eighteen (18) months following the Date of Termination by the Company if it elects in writing to pay the Executive his Base Salary for the additional six (6) month period, such amount to be payable in monthly installments over the additional six (6) month period. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02. Nonsolicitation. The Executive hereby agrees that (a) during the Employment Period and for a period of two (2) years after the Date of Termination (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Companies or their Subsidiaries to leave the employ of the Companies or their Subsidiaries, or in any way interfere with the relationship between the Companies or their Subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Companies or their Subsidiaries at any time during such Nonsolicitation Period or within the six-month period prior thereto and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Companies or their Subsidiaries to cease doing business with the Companies or their Subsidiaries.

SECTION 9.03. Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Section 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Companies contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Companies for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Companies shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATIONS

SECTION 11.01. Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Remedies. The Companies will have all rights and remedies set forth in this Agreement, all rights and remedies which the Companies have been granted at any time under any other agreement or contact and all of the rights which the Companies have under any law. The Companies will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.05. Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Arch Insurance Group Inc.
1 Liberty Plaza, 53rd Floor
New York, New York 10006
Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09. 409A.  It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A), or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.  In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.

SECTION 12.10. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Companies, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.11. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 12.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.

SECTION 12.13. Survival. Sections 6.01, 7.01, 8.01 and Articles 9, 10 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.14. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH INSURANCE GROUP INC.

By:	/s/ Ralph E. Jones III
Printed Name:	Ralph E. Jones III
Title:	Chief Executive Officer

/s/ Mark D. Lyons
Mark D. Lyons

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated as of November 24, 2008, to the Employment Agreement, dated as of August 1, 2006 (the “Agreement”), between Arch Insurance Group Inc., a Delaware corporation (the “Company”), and Mark D. Lyons (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.                                       The definition of “Good Reason” set forth in Section 1.01 shall be hereby amended and restated as follows:

“Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth in Section 5.05 below, (a) the material diminution of any material duties or responsibilities of the Executive; or (b) a material reduction in the Executive’s Base Salary.

2.                                       The last sentence of Section 4.03 shall be hereby amended and restated as follows:

In addition, during the Employment Period, the Company shall reimburse the Executive for reasonable housing costs in the New York Metropolitan area, subject to the Company’s requirements with respect to reporting and documenting expenses, and such reimbursement shall be made promptly, but in no event later than the end of the calendar year following the calendar year during which the expense was incurred by the Executive.

3.                                       Section 5.02 shall be hereby amended and restated as follows:

SECTION 5.02. Unjustified Termination. Except as otherwise provided in Section 12.09, if the Employment Period shall be terminated (i) at the end of the Employment Period due to the Company giving written notice of non-extension pursuant to Section 5.01 above, or (ii) prior to the expiration of the original term (or the Employment Period as extended pursuant to Section 5.01) by the Executive for Good Reason or by the Company not for Cause (such terminations under clauses (i) and (ii) of this Section 5.02 are collectively referred to as “Unjustified Terminations”), the Executive shall be paid solely (except as provided in Section 5.04 below or as specifically provided in the Company’s Incentive Compensation Plan or successor plan) an amount equal to his Base Salary, provided the Executive shall be entitled to such payments only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period.  Subject to Section 12.09 below, such amounts will be paid in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the Date of Termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next nine (9) monthly anniversaries of the Date of Termination.  In addition, promptly following an Unjustified Termination, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such Unjustified Termination.  Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate the Employment Period for Good Reason, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with Section 5.05 below to the Company of the occurrence of the event or condition that constitutes Good Reason.  Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5.02 and the last sentence of Section 5.04, the Executive will be deemed to have terminated his employment on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his “separation from service” with the Company, and the Date of Termination will be deemed to be the date of his “separation from service” with the Company.

4.                                       The penultimate sentence of Section 5.04 shall be hereby amended and restated as follows:

Notwithstanding the foregoing, if such Justified Termination is a result of a Permanent Disability or if the Employment Period is terminated as a result of an Unjustified Termination, the Executive shall continue to receive his major medical insurance coverage benefits from the Company’s plan in effect at the time of such termination for a period equal to the lesser of (i) twelve (12) months after the Date of Termination, and (ii) until the Executive is provided by another employer with benefits substantially comparable (with no pre-existing condition limitations) to the benefits provided by such plan.

5.                                       Section 5.05 shall be hereby amended and restated as follows:

SECTION 5.05.  Notice of Termination and Opportunity to Cure.  Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause or for a resignation for Good Reason, shall set forth in reasonable

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detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.  It shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.

6.                                       Section 5.06 shall be hereby amended and restated as follows:

SECTION 5.06.  Date of Termination.  “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination.

7.                                       The third sentence included in Section 9.01 shall be hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, the Noncompetition Period shall be twelve (12) months following the Date of Termination if such termination is an Unjustified Termination or due to the Executive giving written notice pursuant to Section 5.01 of his intention not to extend the Employment Period.

8.                                       Section 12.09 shall be hereby amended and restated as follows:

SECTION 12.09. 409A and 457A.  It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability,

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or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.                                       Section 12.15 shall be hereby added at the end of the Agreement as follows:

SECTION 12.15.  Excess Parachute Payments.

(a)           Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments,

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awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under Section 5.02 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b)           All determinations required to be made under this Section 12.15, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company.  Absent manifest error, all determinations made by the Accounting Firm under this Section 12.15 shall be final and binding upon the Company and the Executive.

10.                                 All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH INSURANCE GROUP INC.

By:	/s/ Martin J. Nilsen
Name:	Martin J. Nilsen
Title:	Senior Vice President & General Counsel

/s/ Mark D. Lyons
Mark D. Lyons

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